BRF S.A.
Publicly-Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240

Extraordinary General Shareholders’ Meeting to be held on 12.12.2018

DISTANCE VOTING FORM

1. Name or corporate designation of the shareholder (without abbreviations)
2. Corporate (CNPJ) or individual (CPF) tax number of the shareholder	2.1. Email address of the shareholder for communication with the Company related to the Voting Form

3. Guidance for completing the Distance Voting Form

Should you, as a shareholder, choose to exercise your right to vote from a distance, within the terms of articles 21-A and according to CVM Instruction nº 481/2009, you must complete the Distance Voting Form (“Distance Voting Form”), that will only be regarded as valid, and the votes presented here counted in the quorum of the General Meeting, if the following instructions are observed: (i) all the fields must be duly completed; (ii) all the pages must be initialed; and (iii) the last page must be signed by the shareholder or his/her (s) legal representative(s), as the case may be, and within the terms of the effective law.

The Company does not require the certification of the signature on the Distance Voting Form, neither its consularization.

On 12.5.2018 (including) expires the deadline for the receipt of the Distance Voting Form duly completed according to instructions below.

It should be stressed that, in order for the Voting Form to have an effect, the date of 12.5.2018 will be the last day for its RECEIPT, in one of the 3 forms that are listed below and not the last day for it to be mailed. If the Voting Form is received after 12.5.2018, the votes will not be counted.

4. Guidance for delivering the Distance Voting Form

The shareholder that chooses to exercise its remote voting rights by means of this Distance Voting Form may complete it observing the aforementioned guidance and send it: (i) to the Company or (ii) to the Custodian (iii) or to the Bookkeeper, following the instructions below:

(i)            To the Company: in addition to the Distance Voting Form, the shareholder must submit a certified copy of the following documents (the authentication is waived for those available at CVM’s website): Individual – photo ID of the shareholder or its legal representative: Brazilian national’s ID (RG), Identity Card for Foreigners (RNE), Brazilian Driver’s License (CNH), passport, and professional ID. Legal Entity and Investment Funds – a) photo ID of the shareholder or its legal representative: Brazilian identity card (RG), Identity Card for Foreigners (RNE), Brazilian Driver’s License (CNH), passport, and professional ID; b) Articles of Association or Bylaws, consolidated and updated (in the case of a Legal Entity), or the latest consolidated version of the fund’s regulations, and Bylaws or Articles of Association, consolidated and updated, of its management or fund manager, as the case may be (in the case of Investment Funds); and c) a document proving representation authority.

(ii)           To the Custodian: to this end, the shareholder shall contact their Custodians and verify the procedures established by them for issuance of the voting instructions by means of a Distance Voting Form, as well as the documents and information required by them to this end.

(iii)          To the Bookkeeper: this option is exclusively for the holders of shares deposited to Itaú Corretora de Valores S.A. (“Itaú”), bookkeeper of shares issued by the Company. Itaú has set up a Digital Meeting website, a secure solution where it is possible to execute remote voting. In order to vote through the website, the shareholder must register and have a digital certificate. Information on registering and the step-by-step process for issuing the digital certificate are described in the website:

http://www.itau.com.br/securitiesservices/assembleiadigital/

5. Postal and electronic address to send the Distance Voting Form, should the shareholder decide to deliver the document directly to the company:

BRF S.A.
Address: Avenida das Nações Unidas, 8501, 1º andar, Pinheiros, CEP 05425-070, São Paulo – SP, in attention to the Corporate Governance area.
email: acoes@brf-br.com
Person for contact: Larissa Brack

6. Indication of the institution engaged by the company to provide bookkeeping services for the shares, with name, physical and electronic addresses, telephone and contact person:

Itaú Corretora de Valores S.A.
Email: escrituracaoacoes@itau-unibanco.com.br
Address: Rua Ururaí, 111, Prédio B, Térreo, São Paulo, SP, CEP 03084 010
Contact: Assistance to shareholders
Telephone: (11) 3003-9285 (state capitals and metropolitan regions) / 0800 7209285 (other locations) – Working hours: business days, from 9 a.m. to 6 p.m.

Resolutions Subject Matter of the Extraordinary General Shareholders’ Meeting

I. To approve the terms and conditions of the protocol and justification of the merger of SHB Comércio e Indústria de Alimentos S.A. (“SHB”) by the Company (“Merger”), executed by the managements of the Company and of SHB (“Protocol and Justification”);

[ ] Approve	[ ] Reject	[ ] Abstain

II. To ratify the appointment of the specialized company KPMG Auditores Independentes, enrolled with CNPJ under No. 57.755.217/0001-29, to prepare the appraisal report of SHB’s net equity, at book value (“Appraisal Report”);

[ ] Approve	[ ] Reject	[ ] Abstain

III. To approve the Appraisal Report;
[ ] Approve	[ ] Reject	[ ] Abstain

IV. To approve the Merger, with the consequent winding-up of SHB, under the terms and conditions provided for in the Protocol and Justification; and
[ ] Approve	[ ] Reject	[ ] Abstain

V. To authorize the management of the Company to perform any and all necessary acts to the Merger.
[ ] Approve	[ ] Reject	[ ] Abstain

[City], [date]

__________________________________________

Name and signature of Shareholder

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